Exhibit 10.5

To Be Used With Employment Agreement

Restricted Stock Agreement under
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and Assured Guaranty Ltd. (the “Company”):

WITNESSETH THAT:

WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Plan”), and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan; and

WHEREAS, the Participant and the Company agree that this Award is in full satisfaction of the restricted stock awards to be granted to the Participant pursuant to paragraph 7(a) of the employment agreement between the Company and the Participant dated April 28, 2004;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.  Terms of Award.  The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                                  The “Participant” is                                .

(b)                                 The “Grant Date” is                                                                                   .

(c)                                  The number of “Covered Shares” shall be                       shares of Stock.

Other words and phrases used in this Agreement are defined pursuant to paragraph 18 or elsewhere in this Agreement.

2.  Restricted Stock Award.  This Agreement specifies the terms of the “Restricted Stock Award” granted to the Participant.

3.  Restricted Period.  Subject to the limitations of this Agreement, the “Restricted Period” for each Installment of Covered Shares of the Restricted Stock Award shall begin on the Grant Date and end as described in the following schedule (but only if the Date of Termination has not occurred before the end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
¼ of Covered Shares	One year anniversary of the Grant Date

¼ of Covered Shares	Two year anniversary of the Grant Date

¼ of Covered Shares	Three year anniversary of the Grant Date

¼ of Covered Shares	Four year anniversary of the Grant Date

The Restricted Period shall end prior to the date specified in the foregoing schedule to the extent set forth below:

(a)                                  For Installments as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Installments shall end upon the Participant’s Date of Termination, if the Date of Termination occurs by reason of the Participant’s Disability or death.

(b)                                 For Installments as to which the Restricted Period has not ended prior to the date of a Change in Control, the Restricted Period for such Installments shall end upon a Change in Control, provided that such Change in Control occurs on or before the Date of Termination.

(c)                                  For Installments as to which the Restricted Period has not ended prior to the Date of Termination, if the Participant’s employment is Terminated Without Cause, the Participant shall be treated as though employed by the Company and Subsidiaries after the Participant’s actual Date of Termination until the later of (i) the date on which the Participant ceases receiving severance payments under the Employment Agreement or (ii) the date on which the term of the Employment Agreement expires.  Under clause (ii), a notice of termination shall be deemed to constitute a notice of non-renewal of the Employment Agreement term under the provisions of the Employment Agreement to be effective as of the earliest date permitted under the Employment Agreement.  The terms “Cause” and “Terminated Without Cause” shall be defined as set forth in the Employment Agreement.  Notwithstanding the foregoing, if the Executive’s employment is Terminated without Cause, the provisions of this paragraph (c) shall apply only if the Executive executes and returns to the Company a general release and waiver of all claims against the Company as required under the Employment Agreement.

(d)                                 For Installments as to which the Restricted Period has not ended prior to the Date of Termination, if the Participant’s Date of Termination occurs because of Retirement, the Participant shall be treated as though employed by the Company and Subsidiaries after the Participant’s actual Date of Termination until the Restricted Period has ended with respect to all Installments.

4.  Transfer and Forfeiture of Shares.  If the Restricted Period with respect to any Installment of the Covered Shares ends on or before the Participant’s Date of Termination, then at the end of such Restricted Period, that Installment of Covered Shares shall be transferred to the Participant free of all restrictions (except for restrictions described in paragraph 10).  If the Restricted Period with respect to any Installments does not end on or before the Participant’s Date of Termination, then as of the Participant’s Date of Termination, the Participant shall forfeit such Installments.  However, the Committee, in its sole discretion, may accelerate the end of the Restricted Period or provide for the vesting of the Covered Shares under circumstances that such vesting would not otherwise occur in its sole discretion, based on such factors as the Committee deems appropriate.

5.  Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

6.  Transferability.  Except as otherwise provided by the Committee, the Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.

7.  Dividends.  The Participant shall not be prevented from receiving dividends and distributions paid on the Covered Shares of Restricted Stock merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

8.  Voting.  The Participant shall not be prevented from voting the Restricted Stock Award merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

9.  Registration of Restricted Stock Award.  Each certificate issued in respect of the Covered Shares awarded under this Agreement shall be registered in the name of the Participant.

10.  Cancellation and Rescission of Restricted Stock Award.

(a)                                  The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Restricted Stock Award at any time if the Participant engages in any “Detrimental Activity.”

(b)                                 At the end of the Restricted Period with respect to an Installment and prior to the transfer of the Covered Shares to the Participant, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Detrimental Activity.  In the event a Participant has engaged in any Detrimental Activity prior to, or during the six months after, the vesting of any Installment of Covered Shares, such vesting may be rescinded by the Committee within two years thereafter.  In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the rescinded vesting, in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.

11.  Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

12.  Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons.  The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Detrimental Activity, and if the Participant fails to provide such information, the Committee may conclude that the Participant is not in compliance with such requirements.

13.  Plan Governs.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

14.  Not An Employment Contract.  The Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

15.  Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

16.  Fractional Shares.  In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

17.  Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

18.  Definitions.  For purposes of this Agreement, words and phrases shall be defined as follows:

(a)                                  Change in Control.  The term “Change in Control” shall be defined as set forth in the Plan.

(b)                                 Date of Termination.  A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

(c)                                  Detrimental Activity.  The term “Detrimental Activity” shall mean (i) a violation of paragraph 11 of the Employment Agreement (relating to competition) during the period in which such activity is prohibited under the Employment Agreement; or (ii) a violation of paragraph 12 of the Employment Agreement (relating to confidentiality).

(d)                                 Director.  The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.

(e)                                  Disability.  The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(f)                                    Employment Agreement.  “Employment Agreement” shall mean the agreement between the Participant and the Company dated February 11, 2004 or any successor agreement thereto.

(g)                                 Retirement.  “Retirement” of a Participant shall mean with respect to an employee of the Company or a Subsidiary, the occurrence of a Participant’s Date of Termination after the Participant has completed three years of service and attained age 55.  For purposes of this definition, years of service shall be determined in accordance with rules established by the Committee, and shall take into account service with the Company and its Subsidiaries, as well as service with ACE Limited and its subsidiaries occurring prior to the initial public offering of stock of the Company.

(h)                                 Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Assured Guaranty Ltd.

By:
Its:

Participant